Filed Pursuant to Rule 433

Registration Statement No. 333-204598

Fortune Brands Home & Security, Inc.

Pricing Term Sheet

$400,000,000 3.000% Senior Notes Due 2020 (“2020 Notes”)

$500,000,000 4.000% Senior Notes Due 2025 (“2025 Notes”)

2020 Notes

Issuer:	Fortune Brands Home & Security, Inc.

Securities:	3.000% Senior Notes Due 2020

Size:	$400,000,000

Maturity Date:	June 15, 2020

Coupon:	3.000%

Price to Public:	99.972% of face amount

Yield to Maturity:	3.006%

Spread to Benchmark Treasury:	+130 bps

Benchmark Treasury:	1.500% 5/31/2020

Benchmark Treasury Price and Yield:	99-00 3⁄4 / 1.706%

Interest Payment Dates:	June 15 and December 15 of each year, commencing on December 15, 2015

Optional Redemption:	Prior to May 15, 2020, we may redeem the 2020 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2020 Notes being redeemed or (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2020 Notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to June 15, 2020 on a semi-annual basis at the Adjusted Treasury Rate (as defined in the prospectus supplement related to the 2020 Notes) plus 20 basis points, plus accrued and unpaid interest on the 2020 Notes being redeemed to, but not including, the redemption date.

On and after May 15, 2020, we may redeem the 2020 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2020 Notes being redeemed plus accrued and unpaid interest on the 2020 Notes being redeemed to, but not including, the redemption date.

Trade Date	June 8, 2015

Settlement Date:	T+5; June 15, 2015; Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement

CUSIP/ISIN:	34964C AB2/US34964CAB28

Ratings*:	Fitch: BBB

Moody’s Investors Service: Baa3
Standard & Poor’s: BBB

Minimum denomination	$2,000 and integral multiples of $1,000 in excess thereof

Joint Active Book-Running Managers	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Joint Passive Book-Running Managers	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers	BBVA Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

This pricing term sheet supplements the preliminary prospectus supplement issued by Fortune Brands Home & Security, Inc. on June 8, 2015 relating to its prospectus dated June 1, 2015.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

2025 Notes

Issuer:	Fortune Brands Home & Security, Inc.

Securities:	4.000% Senior Notes Due 2025

Size:	$500,000,000

Maturity Date:	June 15, 2025

Coupon:	4.000%

Price to Public:	99.357% of face amount

Yield to Maturity:	4.079%

Spread to Benchmark Treasury:	+170 bps

Benchmark Treasury:	2.125% 5/15/2025

Benchmark Treasury Price and Yield:	97-24+ / 2.379%

Interest Payment Dates:	June 15 and December 15 of each year, commencing on December 15, 2015

Optional Redemption:	Prior to March 15, 2025, we may redeem the 2025 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed or (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2025 Notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to June 15, 2025 on a semi-annual basis at the Adjusted Treasury Rate (as defined in the prospectus supplement related to the 2025 Notes) plus 30 basis points, plus accrued and unpaid interest on the 2025 Notes being redeemed to, but not including, the redemption date.

On and after March 15, 2025, we may redeem the 2025 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2025 Notes being redeemed plus accrued and unpaid interest on the 2025 Notes being redeemed to, but not including, the redemption date.

Trade Date:	June 8, 2015

Settlement Date:	T+5; June 15, 2015; Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement

CUSIP/ISIN:	34964C AA4/US34964CAA45

Ratings*:	Fitch: BBB

Moody’s Investors Service: Baa3
Standard & Poor’s: BBB

Minimum denomination	$2,000 and integral multiples of $1,000 in excess thereof

Joint Active Book-Running Managers	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Joint Passive Book-Running Managers	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers	BBVA Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

This pricing term sheet supplements the preliminary prospectus supplement issued by Fortune Brands Home & Security, Inc. on June 8, 2015 relating to its prospectus dated June 1, 2015.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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